Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS
- Announced Over $1 Billion in Capital Commitments in 2024 and Deployed Capital Every Month -
- Announced Strategic Relationship with Cain International and Eldridge Industries -
- Establishes Guidance for Full Year 2025 -

NEW YORK, NY – February 20, 2025 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter and year ended December 31, 2024. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Fourth Quarter 2024 Financial and Operating Highlights
•Total revenues increased 4.7% year-over-year to $976.1 million
•Net income attributable to common stockholders decreased (17.8%) year-over-year to $614.6 million and, on a per share basis, decreased (19.2%) year-over-year to $0.58 due to the impact of the change in the CECL allowance for the quarter ended December 31, 2024
•AFFO increased 5.4% year-over-year to $601.3 million and, on a per share basis, increased 3.6% year-over-year to $0.57
•Issuer credit rating upgraded by Moody's to ‘Baa3’ from ‘Ba1’, with a stable outlook
•Developed a new partnership with Indigenous Gaming Partners (“IGP”), in connection with their acquisition of the operating assets of PURE Canadian Gaming ("PURE") and the amendment of the existing master lease agreement for such assets
•Issued $750.0 million aggregate principal amount of investment grade senior notes to refinance existing debt
•Ended the year with $524.6 million in cash and cash equivalents and $376.3 million of estimated forward sale equity proceeds
•Weighted average shares outstanding increased 1.7% year-over-year
•Subsequent to quarter-end:
◦Announced a new $2.5 billion multicurrency unsecured revolving credit facility replacing the prior unsecured revolving credit facility of the same size
◦Announced the establishment of a strategic relationship with Cain International and Eldridge Industries with a $300.0 million investment into a mezzanine loan related to the development of One Beverly Hills
Full Year 2024 Financial and Operating Highlights
•Total revenues increased 6.6% year-over-year to $3.8 billion
•Net income attributable to common stockholders increased 6.6% year-over-year to $2.7 billion and, on a per share basis, increased 3.3% year-over-year to $2.56
•AFFO increased 8.4% year-over-year to $2.4 billion and, on a per share basis, increased 5.1% year-over-year to $2.26
•Announced approximately $1.1 billion in capital commitments at a weighted average initial yield of 8.1% in 2024 and deployed capital in every month
•Increased annualized cash dividend by 4.2% in the third quarter, representing the Company's seventh consecutive annual dividend increase since the Company's IPO in 2018
•Issued a total of $1.8 billion aggregate principal amount of investment grade senior notes to refinance existing debt
•Raised total gross proceeds of $384.6 million in forward equity under the ATM program throughout the year

CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “In 2024, we announced our first large-scale Partner Property Growth Fund transaction with The Venetian Resort Las Vegas, in which we agreed to invest up to $700.0 million of capital in exchange for incremental rent added to our existing lease. We continued to expand and develop relationships providing us the opportunity to invest capital with exceptional operators, including the team at The Venetian, our new relationship with the Homefield team and our continued partnership with Great Wolf, all of which contributed to total 2024 capital commitments of $1.1 billion at a weighted average initial yield of 8.1%. We continued to be recognized for the quality of our balance sheet and received a credit rating upgrade from Moody's to Baa3 in November 2024, enabling VICI to achieve investment grade credit ratings across all three rating agencies. Amidst a persistently volatile market backdrop in 2024, VICI remained patient, opportunistic and dedicated to rigorous quality and risk management. We believe this discipline, together with our deep relationships, will allow us to continue to deliver long-term, sustainable, high-quality growth to our shareholders.
We are also thrilled to announce that, subsequent to quarter-end, we invested $300.0 million into a mezzanine loan to support the development of One Beverly Hills, representing a very exciting new strategic relationship with project sponsors Cain International and Eldridge Industries. Not only is One Beverly Hills an opportunity to invest in place-based history and experiential luxury, but it also initiates our relationship with sponsors who are deeply integrated in the experiential sector."
Fourth Quarter 2024 Financial Results
Total Revenues
Total revenues were $976.1 million for the quarter, an increase of 4.7% compared to $931.9 million for the quarter ended December 31, 2023. Total revenues for the quarter included $134.9 million of non-cash leasing and financing adjustments and $19.5 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $614.6 million for the quarter, or $0.58 per share, compared to $747.8 million, or $0.72 per share, for the quarter ended December 31, 2023. The year-over-year decline in aggregate net income was primarily related, on an absolute basis, to the $157.7 million aggregate change in the CECL allowance from the quarter ended December 31, 2023 to the quarter ended December 31, 2024.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $614.6 million for the quarter, or $0.58 per share, compared to $747.8 million, or $0.72 per share, for the quarter ended December 31, 2023. The year-over-year decline in FFO attributable to common stockholders was primarily related, on an absolute basis, to the $157.7 million aggregate change in the CECL allowance from the quarter ended December 31, 2023 to the quarter ended December 31, 2024.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $601.3 million for the quarter, an increase of 5.4% compared to $570.4 million for the quarter ended December 31, 2023. AFFO per share was $0.57 for the quarter compared to $0.55 per share for the quarter ended December 31, 2023.

Full Year 2024 Financial Results
Total Revenues
Total revenues were $3,849.2 million for the year, an increase of 6.6% compared to $3,612.0 million for the year ended December 31, 2023. Total revenues for the year included $537.7 million of non-cash leasing and financing adjustments and $77.4 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $2,678.8 million for the year, or $2.56 per share, compared to $2,513.5 million, or $2.47 per share, for the year ended December 31, 2023.
Funds from Operations
FFO attributable to common stockholders was $2,678.8 million for the year, or $2.56 per share, compared to $2,515.0 million, or $2.48 per share, for the year ended December 31, 2023.
Adjusted Funds from Operations
AFFO attributable to common stockholders was $2,370.8 million for the year, an increase of 8.4% compared to $2,187.0 million for the year ended December 31, 2023. AFFO per share was $2.26 for the year, an increase of 5.1%, compared to $2.15 per share for the year ended December 31, 2023.
Fourth Quarter and Full Year 2024 Acquisitions and Portfolio Activity
Acquisitions and Investment Activity
In 2024, the Company announced approximately $1.1 billion in capital commitments at a weighted average initial yield of 8.1%. These investments include: (i) the up to $105.0 million construction loan to affiliates of Homefield Kansas City ("Homefield"), (ii) the up to $700.0 million commitment to The Venetian Resort Las Vegas ("The Venetian Resort") through our Partner Property Growth Fund strategy, and (iii) the $250.0 million CMBS mezzanine loan financing to Great Wolf Resorts, Inc. ("Great Wolf").
On January 23, 2024, the Company announced that it had entered into a construction loan agreement for up to $105.0 million in financing to Homefield to fund the development of a Margaritaville Resort in Kansas City, Kansas. Simultaneous with entering into the loan agreement, the Company entered into a call right agreement that provides the Company with a call option on (i) the Margaritaville Resort, (ii) the new Homefield youth sports training facility, (iii) the new Homefield baseball center, and (iv) the existing Homefield youth sports complex in Olathe, Kansas. The Company also received a right of first refusal to acquire the real estate of any future Homefield property, should Homefield elect to monetize such assets in a sale-leaseback transaction. If the call option is exercised, all of the properties, including the Margaritaville Resort, will be subject to a single long-term triple net master lease with the Company.
On May 1, 2024, the Company announced an agreement to provide up to $700.0 million of capital to The Venetian Resort for extensive reinvestment projects through its Partner Property Growth Fund strategy (the "Venetian Capital Investment"). The Venetian Capital Investment is comprised of $400.0 million that was drawn in 2024 and an incremental $300.0 million that The Venetian Resort will have the option, but not the obligation, to draw in whole or in part until November 1, 2026. The initial

$400.0 million investment was funded in three quarterly draws based on a fixed funding schedule: $100.0 million in Q2 2024, $150.0 million in Q3 2024 and $150.0 million in Q4 2024. Annual rent under the existing Venetian Resort lease (the “Venetian Resort Lease”) increased commencing on the first day of the quarter immediately following each capital funding at a 7.25% yield (the "Incremental Venetian Rent"). The Incremental Venetian Rent will begin escalating annually at 2.0% on March 1, 2029 and, commencing on March 1, 2031, will begin escalating on the same terms as the rest of the rent payable under the Venetian Resort Lease with annual escalation equal to the greater of 2.0% or CPI, capped at 3.0%. The initial $400.0 million drawn in 2024 was funded with a combination of cash and proceeds from the partial settlement of the Company's outstanding forward equity sale agreements.
On May 9, 2024, the Company announced that it had originated a $250.0 million mezzanine loan (the “Mezzanine Loan”) as part of a $1.55 billion financing that also includes a single borrower group CMBS securitization (the “Great Wolf Loan”) for Great Wolf through its VICI Experiential Credit Solutions strategy. The Mezzanine Loan has an annual fixed interest rate and an initial term of two years with three 12-month extension options, subject to the satisfaction of certain conditions. In connection with the Great Wolf Loan origination, Great Wolf repaid VICI’s $79.5 million mezzanine loan for Great Wolf Lodge Maryland. The remaining $170.5 million capital commitment was funded with cash.
Subsequent to quarter-end, on February 19, 2025, the Company announced the establishment of a strategic relationship with Cain International and Eldridge Industries, pursuant to a non-binding letter of intent, dedicated to investing in high-growth, experience-driven real estate. The letter of intent expresses the parties' shared intention to work collaboratively to identify and pursue experiential investment opportunities that meet each party's investment objectives. The collaboration launched with VICI's $300.0 million investment into a mezzanine loan related to the development of One Beverly Hills, a landmark 17.5-acre luxury mixed-use development. The mezzanine loan has an initial maturity in March 2026 and has one 12-month extension option subject to certain conditions. VICI funded the investment with a combination of cash on hand and drawing down funds under its existing revolving credit facility.
Other Portfolio Activity
On December 10, 2024, the Company entered into an amendment and consented to the assignment of the master lease agreement with PURE to an affiliate of IGP, in connection with the IGP affiliate's acquisition of the operating assets of PURE. In connection with entering into the amendment to the PURE master lease, the Company received a 5-year right of first offer (“ROFO”) on future sale-leaseback transactions. Any additional properties acquired pursuant to the ROFO will be added to the PURE master lease. The current annual base rent of C$22.3 million (US$15.5 million based on the CAD:USD exchange rate as of December 31, 2024) and other economic terms of the PURE master lease remained unchanged, including a base term of 25-years with four 5-year tenant renewal options, escalation of 1.25% per annum in lease year 3, with escalation equal to the greater of 1.5% and Canadian CPI (capped at 2.5%) starting in lease year 4, and a minimum capital expenditure requirement equal to 1.0% of annual net revenue. The PURE master lease, now in lease year 3 having escalated on February 1, 2025, encompasses the following assets in Alberta, Canada: PURE Casino Edmonton, PURE Casino Yellowhead, PURE Casino Calgary and PURE Casino Lethbridge.
Fourth Quarter 2024 and Full Year 2024 Capital Markets and Subsequent Activity
On March 18, 2024, VICI Properties L.P., a subsidiary of the Company ("VICI LP"), issued $1.05 billion of investment grade senior notes, comprised of (i) $550.0 million aggregate principal amount of 5.750% Senior Notes due 2034 and (ii) $500.0 million aggregate principal amount of 6.125% Senior Notes due 2054 (collectively, the "March 2024 Notes"). The weighted average interest rate for the March 2024 Notes is 5.929%, and the adjusted weighted average interest rate, after taking into account the impact of forward-starting interest rate swaps, is 5.897%. The Company used the net proceeds of this offering to redeem its outstanding (i) $1,024.2 million in aggregate principal amount of 5.625% Senior Notes due May 2024 and (ii) $25.8 million in aggregate principal amount of 5.625% Senior Notes due May 2024.
On December 19, 2024, VICI LP issued $750.0 million aggregate principal amount of 5.125% investment grade senior notes due 2031. The adjusted interest rate, after taking into account the impact of forward-starting interest rate swaps, is 4.969%. The Company used the proceeds of this offering to redeem its outstanding $750.0 million aggregate principal amount of 3.500% Senior Notes due February 2025.
During the year ended December 31, 2024, the Company settled a total of 13,194,379 shares under the outstanding ATM forward sale agreements (including those entered into in 2023) in exchange for approximately $379.4 million of aggregate net proceeds at an average forward share price of $28.75.
During the year ended December 31, 2024, the Company sold a total of 12,015,399 shares under its ATM program at a weighted average gross price per share of $32.01 for an aggregate value of $384.6 million, all of which were sold subject to forward sale agreements.
During the year ended December 31, 2024, the Company drew down £5.5 million (approximately US$6.9 million as of year-end exchange rates) under its prior revolving credit facility to provide incremental funding for the Cabot Highlands Loan. The Company also repaid C$27.0 million (approximately US$18.8 million as of year-end exchange rates) on its prior revolving credit facility.
Subsequent to quarter end, on February 3, 2025, the Company entered into a new $2.5 billion multicurrency unsecured revolving credit facility (the “Revolving Credit Facility”) replacing the prior unsecured revolving credit facility of the same size. The Revolving Credit Facility matures on February 3, 2029 and can be extended for two successive six-month terms or one twelve-month term. The Company has an option to increase the Revolving Credit Facility by up to $1.0 billion, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

Common Stock Outstanding	2024	2023	2022
Beginning Balance January 1	1,042,702,763	963,096,563	628,942,092
Issuance of common stock upon physical settlement of forward sale agreements	13,194,739	79,065,750	119,000,000
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	469,183	540,450	601,939
Issuance of common stock in connection with the MGP Transactions	—	—	214,552,532
Ending Balance December 31	1,056,366,685	1,042,702,763	963,096,563

The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Year Ended December 31,
(In thousands)	2024	2023	2022
Determination of shares:
Weighted-average shares of common stock outstanding	1,046,740	1,014,513	877,508
Assumed conversion of restricted stock	482	784	955
Assumed settlement of forward sale agreements	453	480	1,213
Diluted weighted-average shares of common stock outstanding	1,047,675	1,015,777	879,676
Balance Sheet and Liquidity
As of December 31, 2024, the Company had approximately $17.1 billion in total debt and approximately $3.3 billion in liquidity, comprised of: (i) $524.6 million in cash and cash equivalents, (ii) $376.3 million in estimated proceeds available through the physical settlement of the 12,015,399 shares subject to the outstanding forward sale agreements and (iii) $2.4 billion of availability under the prior revolving credit facility.

The Company’s outstanding indebtedness (shown in USD) as of December 31, 2024 was as follows:

($ in millions)	December 31, 2024
Revolving Credit Facility(1)
USD Borrowings	$—
CAD Borrowings(2)	130.7
GBP Borrowings(2)	18.1
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2031	750.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding, Face Value	$14,098.8
MGM Grand/Mandalay Bay CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding, Face Value	$17,098.8
Cash & Cash Equivalents	$524.6
Net Debt	$16,574.2
(1) Refers to the Company's prior revolving credit facility, which was terminated concurrently with entry into the Revolving Credit Facility subsequent to year end on February 3, 2025.
(2) Based on applicable exchange rates as of December 31, 2024.
Dividends
On December 5, 2024, the Company declared a regular quarterly cash dividend of $0.4325 per share, representing a 4.2% increase year-over-year. The Q4 2024 dividend was paid on January 9, 2025 to stockholders of record as of the close of business on December 17, 2024 and totaled in aggregate approximately $456.7 million.

2025 Guidance
The Company is providing preliminary AFFO guidance for the full year 2025. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2025 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2025 will be between $2,455 million and $2,485 million, or between $2.32 and $2.35 per diluted share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s full-year 2025 guidance:

For the Year Ending December 31, 2025 ($ in millions):	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$2,455	$2,485
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.32	$2.35
Estimated Weighted Average Share Count for the Year (in millions)	1,056.9	1,056.9

The above per share estimates reflect the dilutive effect of the pending 12,015,399 shares related to the outstanding forward sale agreements as calculated under the treasury stock method. VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on the Company’s website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and the Company’s other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, February 21, 2025 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 752834. An audio replay of the conference call will be available from 1:00 p.m. ET on February 21, 2025 until midnight ET on February 28, 2025 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 470373.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on February 21, 2025, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading operators in other experiential sectors, including Cabot, Cain International, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are:

the impact of changes in general economic conditions and market developments, including inflation, interest rates, supply chain disruptions, consumer confidence levels, changes in consumer spending, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the impact of the changing interest rate environment on us, including our ability to successfully pursue investments in, and acquisitions of, additional properties and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all, the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connection with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund strategy; our decision and ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance (at attractive interest rates, or at all) and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our completed transactions; the impact of changes to tax laws and regulations, including U.S. federal income tax laws or global tax laws; the impact of changes in governmental or regulatory actions or initiatives; the possibility of adverse tax consequences as a result of our completed transactions, including tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending or recently completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters, war, political and public health conditions or uncertainty or civil unrest, violence or terrorist activities or threats on our properties or in areas where our properties are located, and changes in economic conditions or heightened travel security and health measures instituted in response to these events; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; the risks related to us or our tenants not having adequate insurance to cover potential losses; our reliance on distributions received from our subsidiaries, including VICI Properties OP LLC, to make distributions to our stockholders; the potential impact on the amount of our cash distributions if we were to sell any of our properties in the future; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as our net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) our proportionate share of such adjustments from our investment in unconsolidated affiliate.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate our AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains on debt extinguishment and interest rate swap settlements, other gains, deferred income tax benefits and expenses, other non-recurring non-cash transactions, our proportionate share of non-cash adjustments from our investment in unconsolidated affiliate (including the amortization of any basis differences) with respect to certain of the foregoing and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.

We calculate our Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), current income tax expense and our proportionate share of such adjustments from our investment in unconsolidated affiliate.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2024	December 31, 2023
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,581,101	$23,015,931
Investments in leases - financing receivables, net	18,430,320	18,211,102
Investments in loans and securities, net	1,651,533	1,144,177
Land	150,727	150,727
Cash and cash equivalents	524,615	522,574
Other assets	1,030,644	1,015,330
Total assets	$45,368,940	$44,059,841

Liabilities
Debt, net	$16,732,889	$16,724,125
Accrued expenses and deferred revenue	217,956	227,241
Dividends and distributions payable	461,954	437,599
Other liabilities	1,004,340	1,013,102
Total liabilities	18,417,139	18,402,067

Stockholders’ equity
Common stock	10,564	10,427
Preferred stock	—	—
Additional paid in capital	24,515,417	24,125,872
Accumulated other comprehensive income	144,574	153,870
Retained earnings	1,867,400	965,762
Total VICI stockholders’ equity	26,537,955	25,255,931
Non-controlling interests	413,846	401,843
Total stockholders’ equity	26,951,801	25,657,774
Total liabilities and stockholders’ equity	$45,368,940	$44,059,841
_______________________________________________________
Note: As of December 31, 2024 and December 31, 2023, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $802.7 million, $737.1 million, $25.0 million and $20.6 million, respectively, and $701.1 million, $703.6 million, $29.8 million, and $18.7 million, respectively, of Allowance for credit losses.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Income from sales-type leases	$524,691	$506,217	$2,068,443	$1,980,178
Income from lease financing receivables, loans and securities	420,738	396,813	1,662,889	1,519,516
Other income	19,472	18,283	77,422	73,326
Golf revenues	11,151	10,552	40,451	38,968
Total revenues	976,052	931,865	3,849,205	3,611,988

Operating expenses
General and administrative	20,691	15,256	69,109	59,603
Depreciation	992	1,586	4,125	4,298
Other expenses	19,472	18,283	77,422	73,326
Golf expenses	6,747	8,215	26,895	27,089
Change in allowance for credit losses	94,428	(63,295)	126,720	102,824
Transaction and acquisition expenses	2,839	4,632	4,567	8,017
Total operating expenses	145,169	(15,323)	308,838	275,157

Income from unconsolidated affiliate	—	—	—	1,280
Interest expense	(208,121)	(205,175)	(826,097)	(818,056)
Interest income	4,079	7,776	16,095	23,970
Other (losses) gains	(189)	161	581	4,456
Income before income taxes	626,652	749,950	2,730,946	2,548,481
(Provision for) benefit from income taxes	(2,447)	9,771	(9,704)	6,141
Net income	$624,205	$759,721	$2,721,242	$2,554,622
Less: Net income attributable to non-controlling interests	(9,611)	(11,952)	(42,432)	(41,082)
Net income attributable to common stockholders	$614,594	$747,769	$2,678,810	$2,513,540

Net income per common share
Basic	$0.58	$0.72	$2.56	$2.48
Diluted	$0.58	$0.72	$2.56	$2.47

Weighted average number of common shares outstanding
Basic	1,054,993,118	1,036,702,399	1,046,739,537	1,014,513,195
Diluted	1,055,807,977	1,037,834,052	1,047,675,111	1,015,776,697

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income attributable to common stockholders	$614,594	$747,769	$2,678,810	$2,513,540
Real estate depreciation	—	—	—	—
Joint venture depreciation and non-controlling interest adjustments	—	—	—	1,426
FFO attributable to common stockholders	614,594	747,769	2,678,810	2,514,966
Non-cash leasing and financing adjustments	(134,869)	(131,800)	(537,708)	(515,488)
Non-cash change in allowance for credit losses	94,428	(63,295)	126,720	102,824
Non-cash stock-based compensation	4,538	4,019	17,511	15,536
Transaction and acquisition expenses	2,839	4,632	4,567	8,017
Amortization of debt issuance costs and original issue discount	18,692	16,807	71,592	70,452
Other depreciation	864	1,299	3,428	3,741
Capital expenditures	(1,064)	(1,080)	(3,007)	(2,842)
Other losses (gains) (1)	189	(161)	(581)	(4,456)
Deferred income tax provision (benefit)	1,206	(10,426)	5,439	(10,426)
Joint venture non-cash adjustments and non-controlling interest adjustments	(78)	2,650	4,022	4,716
AFFO attributable to common stockholders	601,339	570,414	2,370,793	2,187,040
Interest expense, net	185,350	180,592	738,410	723,634
Current income tax expense	1,241	655	4,265	4,285
Joint venture adjustments and non-controlling interest adjustments	(2,131)	(2,111)	(8,551)	(5,287)
Adjusted EBITDA attributable to common stockholders	$785,799	$749,550	$3,104,917	$2,909,672

Net income per common share
Basic	$0.58	$0.72	$2.56	$2.48
Diluted	$0.58	$0.72	$2.56	$2.47
FFO per common share
Basic	$0.58	$0.72	$2.56	$2.48
Diluted	$0.58	$0.72	$2.56	$2.48
AFFO per common share
Basic	$0.57	$0.55	$2.26	$2.16
Diluted	$0.57	$0.55	$2.26	$2.15
Weighted average number of shares of common stock outstanding
Basic	1,054,993,118	1,036,702,399	1,046,739,537	1,014,513,195
Diluted	1,055,807,977	1,037,834,052	1,047,675,111	1,015,776,697
____________________
(1) Represents non-cash foreign currency remeasurement adjustments and gain on sale of land.

VICI Properties Inc.
Revenue Detail
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Contractual income from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$137,667	$136,067	$550,539	$534,923
Caesars Las Vegas Master Lease	121,671	116,076	473,586	456,933
MGM Grand/Mandalay Bay Lease	79,018	77,468	315,038	302,326
The Venetian Resort Las Vegas Lease	70,838	64,375	270,281	256,250
PENN Greektown Lease	13,213	13,214	52,853	52,215
Hard Rock Cincinnati Lease	11,864	11,541	46,487	45,069
Century Master Lease (excluding Century Canadian Portfolio)	11,318	10,740	44,231	34,210
EBCI Southern Indiana Lease	8,496	8,370	33,650	33,152
PENN Margaritaville Lease	6,706	6,615	26,794	26,239
Income from sales-type leases non-cash adjustment(1)	63,900	61,751	254,984	238,861
Income from sales-type leases	524,691	506,217	2,068,443	1,980,178

Contractual income from lease financing receivables
MGM Master Lease	189,873	186,150	754,528	744,733
Harrah's NOLA, AC, and Laughlin	43,948	43,974	177,379	172,872
Hard Rock Mirage Lease	22,950	22,500	91,800	90,000
JACK Entertainment Master Lease	17,772	17,511	71,001	69,956
CNE Gold Strike Lease	10,404	10,000	41,877	35,000
Lucky Strike Master Lease	8,032	6,371	31,732	6,371
Foundation Master Lease	6,123	6,063	24,492	24,252
Chelsea Piers Lease	6,000	903	24,000	903
PURE Master Lease	3,935	3,996	16,063	15,909
Century Canadian Portfolio	3,091	3,176	12,626	4,063
Income from lease financing receivables non-cash adjustment(1)	71,037	70,072	282,943	276,697
Income from lease financing receivables	383,165	370,716	1,528,441	1,440,756
Contractual interest income
Senior secured notes	2,407	2,399	9,616	7,246
Senior secured loans	13,183	7,607	41,503	28,002
Mezzanine loans & preferred equity	22,051	16,114	83,548	43,582
Income from loans non-cash adjustment(1)	(68)	(23)	(219)	(70)
Income from loans and securities	37,573	26,097	134,448	78,760
Income from lease financing receivables and loans	420,738	396,813	1,662,889	1,519,516

Other income	19,472	18,283	77,422	73,326
Golf revenues	11,151	10,552	40,451	38,968
Total revenues	$976,052	$931,865	$3,849,205	$3,611,988
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com

LinkedIn:
www.linkedin.com/company/vici-properties-inc

Press Release Category: Financial Results